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                                                                 EXHIBIT (h)(iv)

                   CUSTOMER IDENTIFICATION SERVICES AMENDMENT

         This Customer Identification Services Amendment (this "AMENDMENT") amends, as of the 1st day of October, 2003 (the "EFFECTIVE DATE"), the Transfer Agent Service Agreement, dated as of December, 2002, between Undiscovered Managers Funds (the "COMPANY" or the "FUND") and PFPC Inc. ("PFPC") (the "AGREEMENT").

         For valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree as follows:

         SECTION 1 (ADDITION OF CIP SERVICES SECTION TO THE AGREEMENT). Subject to the approval of the Board of Trustees of the Fund, as of the Effective Date, the Agreement shall be amended by the addition of the following as the new final section of the agreement:

               CIP SERVICES. To help the Fund comply with its Customer Identification Program (as in effect from time to time, the "Customer Identification Program"), which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act, PFPC will do the following:

               (a) Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address (for an individual, a residential or business street address or, if none, an Army Post Office or Fleet Post Office box number or the residential or business street address of next of kin or of another contact individual; for a person other than an individual (e.g., corporation, partnership or trust), a principal place of business, local office or other physical location) and identification number (for a U.S. person, a taxpayer identification number; for a non-U.S. person, one or more of the following: a taxpayer identification number; passport number and country of issuance; alien identification card number; or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard) (collectively, the "DATA ELEMENTS") for each corresponding CUSTOMER (as defined in 31 CFR 103.131).

               (b) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), each, to the extent consistent with the Customer Identification Program. Such methods may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

               (c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

               (d) Perform all other tasks that are permitted to be performed by a "CIP delegate" under the Customer Identification Program, including, without limitation, taking appropriate steps within a reasonable period of time after an account is


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                    opened (or earlier if required by law) to determine whether the applicable Customer appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of Treasury in consultation with the federal functional regulators (to the extent such "list-matching" is required by applicable law or regulation) all such actions to be performed in a manner consistent with the Customer Identification Program or as otherwise directed by the Fund in Written Instructions (as defined in the Agreement).

               (e)  Regularly report to the Fund about measures taken under
                    (a)-(d) above.

               Notwithstanding anything to the contrary in this Amendment, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with all relevant regulations, in each case, unless otherwise agreed by PFPC and the Fund from time to time.

               PFPC hereby represents that (i) it has adopted and implemented an anti-money laundering program ("AML program") consistent with 31 U.S.C. 5318(h) and regulations issued thereunder, as though PFPC were a mutual fund, and (ii) it is regulated by the Securities and Exchange Commission. In addition, PFPC agrees to certify annually to the Fund that it has implemented its AML program, and that it (or its agent) will perform the specific requirements of the Customer Identification Program that PFPC has herein agreed to perform.

               The fees of PFPC for rendering these CIP Services are set forth in a separate fee schedule which is attached hereto as Exhibit A.

         SECTION 2 (GENERAL PROVISIONS). This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

         SECTION 3 (MISCELLANEOUS). A copy of the Agreement and Declaration of Trust establishing the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Amendment is executed on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Amendment are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

         PFPC will be bound by changes in the Customer Identification Program only if it has agreed to such changes. In the event PFPC refuses to agree to such changes within seven days of receiving a copy of the revised Customer Identification Program, the Fund may immediately terminate this Amendment.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

UNDISCOVERED MANAGERS FUNDS


By:
   -------------------------------------------
Name:  Mark P. Hurley
Title:   President

PFPC INC.



By:
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Name:
Title: